Exhibit 23.5

Principal Maritime Tankers Corporation

3530 Post Road,

Southport, CT 06890

March 10, 2015

Dear Sir/Madam:

Reference is made to Amendment No. 7 to the registration statement on Form S-1 (Registration No. 333-195146) (the “Registration Statement”) in connection with the public offering of common shares, par value $0.01 per share, of Principal Maritime Tankers Corporation (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in the Registration Statement. We further advise the Company that our role has been limited to the provision of such statistical and graphical data supplied by us. With respect to such statistical and graphical data, we advise you that:

(1)	we have accurately described the information and data of the oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2)	our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

/s/ Nigel Gardiner

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd

LONDON|DELHI|SINGAPORE|SHANGHAI

Drewry Shipping Consultants Ltd, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk